Exhibit (g)(5)

SCHEDULE A
To Amended and Restated Global Custody Agreement dated October 17, 2008 between each registered investment company listed below and JPMorgan Chase Bank, National Association:
(Effective as of May 1, 2011)

List of Funds

DWS Global/International Fund, Inc. - DWS Global Small Cap Growth Fund (f/k/a DWS Global Opportunities Fund (name changed on April 23, 2010)) (effective September 30, 2008)

DWS Variable Series I - DWS Global Small Cap Growth VIP (f/k/a DWS Global Opportunities VIP (name changed on May 1, 2011)) (effective September 30, 2008)

DWS International Fund, Inc. - DWS International Fund (effective October 14, 2008)

DWS Variable Series I - DWS International VIP (effective October 14, 2008)